CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Tax-Exempt Funds (Invesco Tax-Exempt Funds) of our reports dated April 28, 2017, relating to the financial statements and financial highlights, which appear in Invesco High Yield Municipal Fund’s, Invesco Intermediate Term Municipal Income Fund’s, Invesco Limited Term Municipal Income Fund’s, Invesco Municipal Income Fund’s, Invesco New York Tax Free Income Fund’s and Invesco Tax-Exempt Cash Fund’s Annual Reports on Form N-CSR for the year ended February 28, 2017. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas

June 26, 2017